Exhibit 5.1

LEDGEWOOD, PC

Two Commerce Square

2001 Market Street, Suite 3400

Philadelphia, PA 19103

February 11, 2021

Broadscale Acquisition Corp.
1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Ladies and Gentlemen:

We have acted as counsel to Broadscale Acquisition Corp. (the “Company”), a Delaware corporation, in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “462(b) Registration Statement”) for the purpose of registering with the Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), the sale by the Company of (i) 5,000,000 units of the Company (“Units”), with each Unit consisting of one share of the Company’s Class A common stock, $0.0001 par value per share (“Common Stock”), and one-fourth of one warrant to purchase one share of Common Stock (each, a “Warrant”), (ii) up to 750,000 Units (the “Over-Allotment Units”) that the Underwriters will have a right to purchase from the Company to cover over-allotments, if any, and (iii) the shares of Common Stock and Warrants issued as part of the Units and the Over-Allotment Units. The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-252449) (the “Registration Statement”), initially filed by the Company on January 27, 2021 and declared effective by the Commission on February 11, 2021. In connection therewith, our opinion has been requested as to certain matters referred to below.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law, as amended (the “DGCL”), regulations, corporate records and documents, including (a) the Certificate of Incorporation and Bylaws of the Company, each as amended through the date hereof; (b) certificates of corporate and public officials; (c) the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and Morgan Stanley & Co. LLC, as representative of the several Underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Units, filed as Exhibit 1.1 to the Registration Statement; (d) other agreements and forms of agreements of the Company; (e) the Registration Statement and the 462(b) Registration Statement; and (f) other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed and not verified (i) the genuineness of all signatures on documents examined by us, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies. We have also assumed that all Units will be issued and sold in the manner described in the Underwriting Agreement.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	When issued, sold and paid for as described in the Underwriting Agreement, the Units, Over-Allotment Units and the Common Stock and Warrants included in the Units and Over-Allotment Units will be validly issued, fully paid and non-assessable.

2.	When the Units are issued, sold and paid for as described in the Registration Statement, such Units will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.	When the Warrants included in the Units are issued, sold and paid for as described in the Registration Statement, such Warrants will be legally binding obligations of the Company enforceable in accordance with their terms except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

The opinions expressed above are limited to the federal laws of the United States of America and the DGCL (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws) as in effect and existing on the date hereof and, as to the Units and Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. No opinion is expressed with respect to the laws of any other jurisdiction or to the application of any such laws.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the 462(b) Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD, a professional corporation